     Exhibit 10.10

 (English Translation)

Share Purchase Agreement

Party A: Cheng Defeng
ID No.: 370226196809010015

Party B: Miao Shuangji
ID No.:370620196905113034

Party C: Qingdao Oumei Real Estate Development Co., Ltd
Legal Representative: Zhang Weiqing
Domicile: No. 1431, Aolan Road, Jimo, Qingdao

Whereas: Weihai Longhai Realty Co., Ltd. Is a limited liability company (hereinafter “the company”) invested by Party A and Party B. Its registered capital is 62 million RMB. Cheng Defeng’s contribution to the registered capital of the company is 48,000,000Yuan, representing a 80% of the shares. Miao Shuangji’s contribution to the registered capital of the company is 12,000,000 Yuan, representing a 20% of shares.

After friendly discussion, all parties agreed that Party A and Party B will assign its own 100% of the shares amount equivalent to 140,000,000 Yuan RMB in foreign exchange to Party C. All Parties sign an agreement as follows:

1.	Proportion and Price of the Purchased Shares

Party A will sell its own 80% of the shares of Weihai Longhai Realty Co., Ltd. equivalent to 112,000,000 Yuan RMB in foreign exchange to Party C.

Party B will sell its own 20% of the shares of Weihai Longhai Realty Co., Ltd. equivalent to 28,000,000 Yuan RMB in foreign exchange to Party C.

2.	Payment Term

In 90 days from the date of this contract has signed, Party C shall pay Party A and Party B the full purchase price in a lump sum.

3.	Right and Responsibilities of Two Parties

Party C shall pay the total purchase price to Party A and Party B in a lump sum as stipulated in this agreement. Should Party C fail to pay off the amount, it will be liable for the responsibilities for breach of the contract.

After the full payment of the purchase price from Party C, Party A and Party B shall assist Party C in dealing with all the changing registration procedures in AIC, Tax and Foreign Exchange Bureau and other administrative departments.

4.	Breach of contract

If Party C fails to pay the purchase price according to the term prescribed in the article 3 of this agreement, Party C should pay 1/10000 of the purchase price as punishment every delay of one month to Party A and Party B. Party A and Party B are entitled to terminate the agreement and ask for the payment of damage except for the punishment when a delay of 6 months occurs.

5.	Dispute Settlement

In the event of any dispute relating to this agreement, the parties shall attempt in the first instance to resolve such dispute through friendly discussion. If the event such dispute is not resolved through discussion, the dispute shall be submitted to Qingdao Arbitration Committee according to its rules of procedure. The arbitral award is final and binding to both parties.

6.	Effective Conditions of the agreement

After formal sign and seal by all parties, the agreement comes to effect as long as the approval authority approves. The agreement has six copies. Each party holds one, the other will be submitted for approval.

Party A
Cheng Defeng

Party B
Miao Shuangji

Party C
Qingdao Oumei Real Estate Development Co., Ltd
Legal Representative: Zhang Weiqing

23rd, Jan, 2008